Exhibit 99.1

COMPANY PRESS RELEASE

Arête Industries, Inc. Announces The Appointment of New Executive Officers

For Immediate Release

Wednesday, April 27, 2011

WESTMINSTER, Colorado, April 27, 2011 (Business Wire) Arête Industries, Inc. (OTC-QB: ARETD) announced that on April 11, 2011, the newly elected Board of Directors held its first meeting and appointed the executive officers to be effective on April 29, 2011.

The Board of Directors voted to appoint Donald W. Prosser as Chief Executive Officer and Charles B. Davis as Chief Operating Officer. Both are members of the Board of Directors.  Mr. Prosser has served as Chairman and was chosen as Chief Executive Officer for his experience in the public markets and previous oil and gas accounting experience. Mr. Davis also serves on the board of directors for the Company and has had 30 years of operating experience in the oil & gas E&P industry..

John Herzog will remain as interim Chief Financial Officer as a search for a permanent oil & gas Chief Financial Officer is found. We are requiring that candidate have experience with the public markets and previous experience as a oil & gas Chief Financial Officer. William Stewart will remain as the Corporate Secretary. “As part of our operating plan we are expanding our board of director and moving our offices to accommodate the needed staff as we finalize the purchase of the oil and gas properties,” stated Donald W. Prosser, Chief Executive Officer and Chairman of Arête Industries, Inc.

About the Company

Arête Industries, Inc. is a publicly traded company. The Company is the operator of a gas gathering system and is in the process of buying oil and gas properties in the Rocky Mountain Region of the United States.

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, Arête’s inability to meet the conditions to acquiring its current business including providing financing to provide for servicing current and new contracts; unexpected difficulties encountered in the investment market, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission (“SEC”) filings.

For Further Information Contact:

Company Contact: Arête Industries, Inc.

Donald W. Prosser, CEO
Email: info@areteindustries.com

Arête Industries, Inc.
P. O. Box 141
Westminster, Colorado 80036
Voice: 303-427-8688
www.areteindustries.com